Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 5, 2022, with respect to the consolidated financial statements of DESRI Holdings, L.P. included in the Registration Statement (Form S-1) and the related Prospectus of DESRI Inc. dated April 5, 2022.

/s/ Ernst & Young LLP

New York, New York

April 5, 2022